Exhibit 99.1
Veteran Senior Management and Finance Executive Robert Switz
Joins FireEye Board of Directors
Brings business leadership and board experience across technology market and other industries
MILPITAS, Calif. – September 13, 2017 – FireEye, Inc. (NASDAQ: FEYE), the intelligence-led security company, today announced that former ADC Telecommunications chairman, president and CEO Robert Switz has been appointed to the FireEye board of directors.
Switz brings more than 30 years of experience across the technology market and other industries, including more than 15 years with ADC, a supplier of network infrastructure products and services. He joined ADC as chief financial officer in 1994, and was a major contributor to the company’s financial and business success.
Prior to ADC, Switz held leadership positions at Burr-Brown, a multi-national manufacturer of precision micro-electronics and systems products; Gulfstar, a leading manufacturer of luxury motor yachts; PepsiCo, an international beverage, restaurant and snack foods company; AMF, a leisure and industrial products company; and Olin, a diversified chemical, metals and consumer products company. An active board member, Switz is currently chairman of the board of Micron Technology.
“With his history of driving financial and operational success across a number of dynamic and highly competitive markets, Bob will be a valuable addition to the FireEye board of directors,” said FireEye CEO Kevin Mandia. “Few business leaders today can match the breadth and diversity of Bob’s experience, and his financial acumen and management perspective will be important assets as FireEye moves forward with its focus on balancing growth and profitability while maintaining a commitment to cybersecurity leadership and innovation.”
"FireEye has made great progress rightsizing its cost structure and strengthening the company’s foundation for future growth,” said Switz. “I’m excited by the opportunity to work with my fellow board members and the senior management team to support the continued financial and business transformations designed to better enable FireEye to protect its customers and drive shareholder value.”
About FireEye, Inc.
FireEye is the intelligence-led security company. Working as a seamless, scalable extension of customer security operations, FireEye offers a single platform that blends innovative security technologies, nation-state grade threat intelligence, and world-renowned Mandiant® consulting. With this approach, FireEye eliminates the complexity and burden of cyber security for organizations struggling to prepare for, prevent, and respond to cyber-attacks. FireEye has over 6,000 customers across 67 countries, including more than 40 percent of the Forbes Global 2000.
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Media Relations contact:
Vitor De Souza
(415) 699-9838
vitor.desouza@FireEye.com
Investor Relations contact:
Kate Patterson
(408) 321-4957
kate.patterson@FireEye.com